Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 33-88640) on Form S-8 of W. R. Berkley Corporation of our report dated June 25, 2026, with respect to the financial statements and the supplemental schedules of the W. R. Berkley Corporation Profit Sharing Plan.

/s/ KPMG LLP
New York, New York
June 25, 2026